SCHEDULE 13G/A                                                       Page 1 of 4
CUSIP No.  92552Q 10 1



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                  SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934

                                (Amendment No.2)*

                               The viaLINK Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   92552Q 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 15, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)

         [X]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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SCHEDULE 13GA                                                        Page 2 of 4
CUSIP No. 92552Q 10 1



1. Names of Reporting Persons.I.R.S. Identification Nos. of above persons (entities only).

          Hewlett-Packard Company, 94-1081436
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

          N/A                  (a) [ ]
                               (b) [ ]
--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:

         Delaware
--------------------------------------------------------------------------------
Number of                    5.  Sole Voting Power
Shares
Beneficially                     3,570,572 (1)
Owned by                     ---------------------------------------------------
Each Reporting               6.  Shared Voting Power
Person With
                                 0
                             ---------------------------------------------------
                             7.  Sole Dispositive Power

                                 3,570,572 (1)
                             ---------------------------------------------------
                             8.  Shared Dispositive Power

                                 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         3,570,572 shares (1)
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         N/A
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

         12.3% (2)
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

         CO

----------
(1) Shares include 1,394,679 shares of The viaLINK Company Common Stock ("Common Stock") underlying currently exercisable warrants and 2,175,893 shares of Common Stock underlying a convertible promissory note.

(2) All calculations are based on 25,428,163 shares of Common Stock issued and outstanding as of June 21, 2001 reported in its Proxy Statement filed with the Securities and Exchange Commission on August 3, 2001.


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SCHEDULE 13GA                                                       Page 3 of 4
CUSIP No. 92552Q 10 1



Item 1.(a)  Name of Issuer:

            The viaLINK Company

       (b)  Address of Issuer's Principal Executive Offices:

            13155 Noel Road, Suite 800 Dallas, Texas 75240

Item 2.(a)  Name of Person Filing:

            Hewlett-Packard Company

       (b)  Address of Principal Business Office or, if none, Residence:

            3000 Hanover Street, Palo Alto, California 93404

       (c)  Citizenship:

            Delaware

       (d)  Title of Class of Securities:

            Common Stock

       (e)  CUSIP Number:

            92552Q 10 1

Item 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            N/A

Item 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

       (a)  Amount of beneficially owed:  3,570,572 (1)

       (b)  Percent of class:  12.3% (2)

       (c)  Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:  3,570,572 (1)

            (ii)  Shared power to vote or to direct the vote:  0

            (iii) Sole power to dispose or to direct the disposition of:

                      3,570,572 (1)

            (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

                  N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

                  N/A

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SCHEDULE 13GA                                                        Page 4 of 4
CUSIP No.  92552Q 10 1



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  N/A

Item 8.     Identification and Classification of Members of the Group

                  N/A

Item 9.     Notice of Dissolution of Group

                  N/A

Item 10.    Certification


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


Dated: September 10, 2001                HEWLETT-PACKARD COMPANY



                                         /s/ Charles N. Charnas
                                         --------------------------------
                                         Charles N. Charnas
                                          Assistant Secretary
                                          and Senior Managing Counsel